




                         HOGAN SYSTEMS, INC.
                             EXHIBIT 11
            Weighted Average Number of Common Shares and
                Common Share Equivalents Outstanding
                          (In thousands)




                                                   1995          1994
                                                   ----          ----
Three-month period ended
   June 30, 1995:

   Shares outstanding at beginning of period      14,390       14,381

      Exercise of stock options                       72            1

      Common stock equivalents                       738          718
                                                  ------       ------

   Weighted average number of common
      shares and common share equivalents
      outstanding                                 15,200        15,100
                                                  ======        ======

                                   -11-
